Buenos Aires, April 30th, 2020.

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.:    Relevant Event. Stand Alone rating of the Company.

Dear Sirs,

I am writing to you, in my capacity as Head of Market Relations of Pampa Energía S.A. (the “Company”) in order to inform that, due to regulatory changes in the domestic power industry, S&P Global Ratings resolved to review the stand alone rating of the Company from “B+” to “B”.

Sincerely,

________________________________

Victoria Hitce

Head of Market Relations